Your Internet Defender Inc. 8-K

Exhibit 10.6

[FINAL]

2008 Plan - Director Form

YOUR INTERNET DEFENDER Inc. 2014 stock award PLAN
REPLACEMENT OPTION GRANT NOTICE

Your Internet Defender Inc., a Nevada corporation, (the “Company”), pursuant to the Your Internet Defender Inc. 2014 Stock Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s Common Stock (the “Shares”) set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement, attached hereto (the “Stock Option Agreement”), and the Plan, (a copy of which has been provided to Participant), both of which are incorporated herein in their entirety. Any capitalized terms not otherwise defined herein or in the Stock Option Agreement shall have the meanings ascribed thereto in the Plan.

This Option is granted to Participant as a Replacement Option as defined under Section 5(f) of the Plan. By signing this Grant Notice, Participant acknowledges that the Prior Plan Options issued to him under the Corindus, Inc. 2008 Stock Incentive Plan have been cancelled.

Participant:	[__________________________]

Vesting Commencement Date:	[insert: the grant date under the original option agreement]

Exercise Price per Share:	$[_____]

Total Exercise Price:	$[_____________]

Total Number of Shares Subject to the Option:	[_____________] Shares

Expiration Date:	[insert: 10 years after the original grant date under the 2008 Plan]

Vesting Schedule:	25% on the 1st anniversary of the Vesting Commencement Date and 2.0833% at the end of every month thereafter provided the Participant is then providing services to the Company and its Affiliates.

Type of Option:	Nonqualified Stock Option

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, and the Plan. Participant further acknowledges that as of the date hereof, this Grant Notice, the Stock Option Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Shares and supersede all prior oral and written agreements on that subject. Participant further acknowledges receipt of the Company’s prospectus covering the Shares issuable upon exercise of the Option and that he or she has read and understands such prospectus.

YOUR INTERNET DEFENDER INC.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

YOUR INTERNET DEFENDER Inc.
2014 stock award PLAN

STOCK OPTION AGREEMENT

Pursuant to your Replacement Option Grant Notice (“Grant Notice”) and this Stock Option Agreement (this “Agreement”), Your Internet Defender Inc. (the “Company”) has granted you a stock option under the Your Internet Defender Inc. 2014 Stock Award Plan, as amended from time to time (the “Plan”), to purchase the number of Shares of the Company’s Common Stock indicated in your Grant Notice at the Exercise Price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. For the avoidance of doubt, the terms and conditions of the Grant Notice are a part of this Agreement, unless otherwise specified.

The details and terms and conditions of this Agreement shall govern your Option:

1.                  Vesting.

(a)               Subject to the limitations contained herein, Section 1(b) below, the Option will vest as set forth in your Grant Notice, provided, that vesting will cease upon the termination of your services with the Company and its Affiliates. Subject to applicable law, the Company shall determine the date of termination in its sole discretion. For purposes of this Section 1 and Section 5 of the Agreement, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b)               Notwithstanding any other provision of this Agreement to the contrary, your rights to vest under this Agreement will be subject at all times to your compliance with Section 15 below.

2.                  Number of Shares and Exercise Price. The number of Shares subject to the Option and the Exercise Price per Share referenced in your Grant Notice may be adjusted from time to time for various adjustments in the Company’s equity capital structure, as provided in Section 12 of the Plan.

3.                  Method of Payment. Payment of the aggregate Exercise Price for the Shares for which the Option is being exercised is due in full upon exercise of all or any part of your vested Option. You may elect to make payment of such aggregate Exercise Price in cash or by check or wire transfer (or any combination thereof).

4.                  Whole Shares. You may exercise your Option only for whole Shares.

5.                  Term. You may not exercise your Option after its term expires. Subject to the provisions of the Plan and this Agreement, you may exercise all or any part of the vested portion of your Option at any time prior to the earliest to occur of:

(a)               the date on which you breach any of the restrictive covenants set forth in Section 15 below;

(b)               the date on which your service with the Company and its Affiliates is terminated by the Company or its Affiliates on account of either: (i) conviction of any felony involving moral turpitude or affecting the Company or its Affiliates; (ii) any refusal to carry out a reasonable directive of the Chief Executive Officer of the Company or the Board which is related to the business of the Company or its Affiliates and may be lawfully performed; (iii) embezzlement of funds or assets of the Company or its Affiliates; (iv) material breach of the Participant’s fiduciary duties or duty of care to the Company or its Affiliates, including without limitation disclosure of confidential information of the Company or its Affiliates or breach of non-competition or non-use obligations; (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company or its Affiliates; or (vi) breach of a material provision in his employment agreement which has not been corrected within 15 days of written notice (“Cause”); or

(c)                the Expiration Date indicated in the Grant Notice.

6.                  Exercise Procedures and Suspension.

(a)               Subject to Section 7 below and other relevant terms and conditions of the Plan and this Agreement, you may exercise the vested portion of your Option during its term by delivering a notice of exercise in a form designated by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), the Participant’s agreement to be subject to a right of first refusal with respect to the Exercised Shares, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by payment of the aggregate Exercise Price.

(b)               By exercising your Option you agree that, as a condition to any exercise of your Option, you and your spouse, if requested by the Company, contemporaneously with the exercise of your Option and prior to the issuance of any certificate representing the Shares purchased upon the exercise of your Option, shall execute any agreements by and among the Company and any of the Company’s stockholders which shall then be applicable to the Shares to be issued to you, including any and all amendments to such agreements in effect at the time of such exercise, and agree to comply with any and all restrictions which then apply to holders of Common Stock (or the Shares which at that time are to be issued upon the exercise of your Option).

(c)                You acknowledge that your ability to exercise the Option may be prohibited by the Company’s insider trading policy.

7.                  Conditions to Issuance of Stock. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares purchased upon the exercise of the Option or portion thereof or make any book entries evidencing such Shares prior to fulfillment of all of the following conditions:

(a)               The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

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(b)               The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(c)               The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax pursuant to Section 12 below;

(d)               The receipt by the Company of a lock-up agreement in substantially the form as attached to this Agreement as Exhibit A; and

(e)               The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Notwithstanding anything to the contrary contained herein, you may not exercise your Option if the terms of the Plan do not permit the exercise of Options, or if the Company exercises its rights under the Plan to suspend, delay or restrict the exercise of Options.

8.                  Documents Governing Issued Common Stock. The Shares that you acquire upon exercise of your Option are subject to the terms of the Plan, the Company’s bylaws, the Company’s certificate of incorporation, any agreement relating to such Shares to which you become a party, or any other similar document. You should ensure that you understand your rights and obligations as a stockholder of the Company prior to the time that you exercise your Option.

9.                  Limitations on Transfer of Options. Your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

10.              Rights Upon Exercise. You will not have any rights to dividends or other rights of a stockholder with respect to the Shares subject to your Option until you have given written notice of the exercise of your Option, paid in full for such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.

11.              Option is not a Service Contract. Your Option is not a service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any of its Affiliates, or of the Company or any of its Affiliates to continue your service. Nothing in your Option shall obligate the Company or any of its Affiliates, or their respective stockholders or Boards of Directors, to continue your relationship as a director or consultant or otherwise for the Company or any of its Affiliates.

12.              Withholding Obligations.

(a)               At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy any federal, state, local and foreign tax withholding obligations of the Company or any of its Affiliates, which arise in connection with your Option. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow you to elect to have the Company withhold Shares otherwise issuable under this Agreement (or allow the return of Shares) to satisfy tax withholding obligations.

(b)               You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied or appropriate arrangements (acceptable to the Company) are made therefor.

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13.              Notices. Any notices provided under the terms of this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt, or in the case of notices delivered by mail to you, five (5) days after deposit in the United States mail (or with another delivery service), certified or registered mail, return receipt requested, postage prepaid, addressed to you at the last address you provided to the Company.

14.              Option Subject to Plan. By entering into this Agreement, you agree and acknowledge that you have received and read a copy of the Plan. The Option is subject to the terms and provisions of the Plan and such terms and provisions are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. For the avoidance of doubt, the Plan shall not be interpreted in a manner that would cause the Replacement Option to be considered a grant of a new stock option.

15.              Restrictive Covenants. If, during the period after your termination of service during which you may still exercise the Option, you breach a confidentiality, non-competition, non-solicitation, non-use or assignment of intellectual property covenant in any agreement with the Company and/or any of its Affiliates (the “Restrictive Covenants”), in addition to any other remedies specified in such agreements (including injunctive relief) or otherwise permitted by law, the Board shall have the right to effect a forfeiture of all Options (including vested Options) then outstanding and held by you. You specifically recognize and affirm that strict compliance with terms of the covenants set forth in the Restrictive Covenants is required in order for you to vest and receive the Shares.  You agree that should all or any part or application of the Restrictive Covenants be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company, you nevertheless shall not vest in and receive any of the Shares if you violated any of the terms of the covenants set forth in the Restrictive Covenants.

16.              Consent to Electronic Delivery. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to you may be via a Company e-mail system or by reference to a location on a Company intranet site to which you have access.

17.              Section 409A. For purposes of Section 409A of the Code, the substitution of the Corindus Option for this Option is intended to meet the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D). The Committee may adopt such amendments to the Plan and this Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended treatment of this Option.

18.              Miscellaneous.

(a)               You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

(b)               You acknowledge and agree that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel and your personal tax advisor prior to executing and accepting your Option and fully understand all provisions of your Option. You are solely responsible for paying all taxes in connection with the grant and exercise of your Option.

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(c)                The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(d)               This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted transferees, successors and assigns.

(e)                This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws provision or rule.

(f)                This Agreement, including those documents and agreements explicitly referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(g)               You acknowledge and agree that in the event of a Change in Control, the Committee may take certain actions with respect to the Option as permitted under the Plan and that the Committee’s actions with respect to your Award may differ from those taken with respect to other Award Agreements or Participants.

(h)               In administering the Plan, or to comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company or its Affiliates to transfer certain data to the Company or another Affiliate, or to its outside providers or governmental agencies. By accepting the Option, you consent, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of your personal data to such entities for such purposes.

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